Exhibit 99.1
Baldwin Restructuring Plans and other initiatives extend Cost Savings to over $20 Million
Company Mitigates Current Economic Slump While Pursuing New Business
Shelton, Conn. — April 6, 2009 — Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the printing industry, announced today that it is undertaking additional personnel reductions in the U.S., Germany, Sweden and Italy in order to competitively position the company in the continuing global economic downturn.
This extension of earlier cost saving measures originally initiated in 2008 in anticipation of a softening of the global markets, combined with other direct and indirect savings in the company’s manufacturing cost structure is expected to be in excess of $20 million annually.
Specific Steps
Baldwin President and CEO Karl Puehringer said, “Although we have aggressively made adjustments to address the slowdown in our industry, we felt it was prudent to take additional steps to maximize the efficiencies of our global company and to be prepared for further challenges. The business climate, both globally and industry-wide, has continued to deteriorate, exerting negative pressure on our business and the businesses of our customers.
“In the past two months we have completed several difficult but necessary initiatives to ensure that we are able to weather the current business downturn while remaining well positioned for future growth. We have:
•	Successfully consolidated Baldwin Germany’s Egelsbach production operations into Baldwin Germany’s Friedberg operations as of March 31, 2009

•	Closed Baldwin’s SSU office in Italy and consolidated the sales efforts into Baldwin’s SSU France office

•	Made capacity adjustments within the U.S., Germany, Sweden, Japan and the U.K., resulting in a reduction of Baldwin’s worldwide workforce by 107 employees or 16% of our worldwide employee base.”
Pursuing New Business Opportunities
Puehringer said, “These actions will greatly help mitigate the effect of the tough business climate. At the same time, we will continue to capitalize on opportunities that will allow us to strengthen our global competitiveness and financial position and to add value to our core business. To that end, we are pursuing business opportunities by:
•	Promoting and driving recurring revenue through sales of consumables and parts, after-sales service, upgrades and retrofits

•	Expanding our portfolio of process automation systems through strategic alliances such as the recently announced agreements with Betz Technologies GmbH and Nordson

•	Increasing penetration of Baldwin’s improved technologies and products into emerging print markets such as India and China
“These are significant and substantial steps, accomplished without disruption in operations or on-time delivery of our products and services. As a result, our company has never been leaner. At the same time, I am confident about our future because we are not only dealing effectively with the downturn but also maintaining our capability to meet future growth demands with any improvement in the economy, and we have actually improved our competitive position in several strategic areas,” Puehringer concluded.
In a related Form 8-K filing Baldwin included an overview of the FY’09 restructuring costs and associated savings. The company also announced that it has entered into a Modification and Limited Waiver Agreement with Bank of America and other lenders for the period from March 31, 2009 through May 15, 2009. Due to certain restructuring charges taken by Baldwin during its third fiscal quarter ended March 31, 2009, the company was not in compliance with certain provisions of its credit agreement and consequently entered into the Limited Waiver while continuing to work with its lenders to amend the existing credit agreement to provide the financing the company needs for its operations.
About Baldwin
Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and the related consumables. For more information, visit http://www.baldwintech.com
Information for investors, including an investment profile about Baldwin is available at www.hawkassociates.com/profile/bld.cfm.
Investors may contact Julie Marshall or Frank Hawkins, Hawk Associates, at (305) 451-1888, e-mail: baldwin@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors are available at http://www.hawkassociates.com.
This release contains certain forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.